Exhibit 3.4

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION, AS AMENDED,
OF
WINDSOR RESOURCE CORP.

Windsor Resource Corp. filed a Certificate of Incorporation with the Secretary of State of Delaware on January 7, 2008.  A Certificate of Amendment to the Certificate of Incorporation was filed on August 14, 2008.  A Certificate of Designation was filed on November 24, 2008 concurrent with this Amendment to the Certificate of Incorporation, as amended, which follows:

It is hereby certified that:

1.   The name of the corporation is Windsor Resource Corp. (the "Corporation").

2.   The Certificate of Incorporation, as amended, is hereby amended by deleting Article VI in its entirety and inserting the following in lieu thereof:

ARTICLE VI
CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is: five hundred and ten million (510,000,000) shares, consisting of five hundred million (500,000,000) shares of common stock, par value $0.000001 per share and a class of ten million (10,000,000) shares of preferred stock, par value $0.000001 per share.

(A)
Common Stock.  Each holder of record of common stock shall have the right to one vote for each share of common stock registered in their name on the books of the Corporation on all matters submitted to a vote of stockholders except as the right to exercise such vote may be limited by the provisions of this Certificate of Incorporation or of any class or series of preferred stock established hereunder. The holders of common stock shall be entitled to such dividends as may be declared by the Board of Directors from time to time, provided that required dividends, if any, on the preferred stock have been paid or provided for. In the event of the liquidation, dissolution, or winding up, whether voluntary or involuntary of the Corporation, the assets and funds of the Corporation available for distribution to stockholders, and remaining after the payment to holders of preferred stock of the amounts (if any) to which they are entitled, shall be divided and paid to the holders of the common stock according to their respective shares.

(B)
Preferred Stock.  The preferred stock shall be issued in series.  The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series.  The Board of Directors shall have the authority to determine the number of shares that will comprise each series.  For each series, the Board of Directors shall determine, by resolutions or resolution adopted prior to the issuance of any shares thereof, the designations, powers, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

(i)	The rate and manner of payment of dividends, if any;

(ii)	Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(iii)	The amount payable for shares in the event of liquidation, dissolution or other winding up of the Corporation;

(iv)	Sinking fund provisions, if any, for the redemption or purchase of shares;

(v)	The terms and conditions, if any, on which shares may be converted or exchanged;

(vi)	Voting rights, if any; and

(vii)	Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware.

Additionally, the Certificate of Incorporation, as amended, is hereby amended by deleting the title under Article VII in its entirety and inserting the following:

QUORUM PROTECTIVE PROVISIONS

3.   That pursuant to Section 228 of the General Corporation Law of the State of Delaware, a consent setting forth resolutions approving the amendments set forth above was signed by holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present and voted.

4.   That this Certificate of Amendment of the Certificate of Incorporation, as amended, was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 24th day of November, 2008.

By:	/s/ Mark Rentschler
Authorized Officer

Title:  President, Chief Executive Officer and Chairman of the Board
Name:  Mark Rentschler